11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025 Tel: (310) 966-1444 www.brileyfin.com
Exhibit 10.20

CONSULTING SERVICES AGREEMENT
This CONSULTING SERVICES AGREEMENT (“Agreement”) entered into as of September 20, 2024 (the “Effective Date”) between B. Riley Financial, Inc., a Delaware corporation (the “Company”), and Kenny Young (“Consultant”).
Recitals
WHEREAS, the Company desires to retain Consultant to provide consulting services to the Company, as set forth herein, and Consultant desires to provide the Services (as defined below) to the Company, on the terms and conditions hereinafter stated.
NOW THEREFORE, in consideration of the foregoing mutual covenants, benefits and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Agreement
1.Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless terminated as provided in Section 11.1 (the “Term”). Upon termination, the compensation, if any, with respect to the projects listed on Exhibit A (the “Projects”), shall be mutually agreed in writing.
2.Scope of Services. the Company hereby engages Consultant to perform the services described on Exhibit A (the “Services”). The parties may expand or change the Services by mutual written agreement.
3.Time and Effort.
3.1Consultant will work diligently and use his talents and best efforts in the performance of the Services.
3.2the Company does not have the exclusive right to Consultant’s services and acknowledges that the Consultant currently provides services to Babcock & Wilcox Enterprises, Inc.; provided however, Consultant agrees to provide the Services to the Company in an efficient and timely manner.
3.3the Company does not have the right to control the manner or method by which Consultant will perform the Services.
4.Consultant’s Fee and Expenses.
4.1During the Term, Consultant shall receive an annual fee of two hundred fifty thousand dollars ($250,000) paid on a monthly basis (the “Fee”), subject to deduction for damages, fees and expenses that Consultant owes the Company pursuant to this Agreement.

4.2The Fee constitutes full payment for the Services and Consultant shall receive no benefits or additional compensation.
4.3It is understood and agreed that Consultant accepts full and exclusive liability for the payment of any and all contributions and taxes imposed by the provisions of the Internal Revenue Code of 1986, as amended, the Federal Social Security Act, any applicable state taxation code, any applicable state unemployment insurance law, and any and all contributions, taxes or penalties for unemployment insurance or old age retirement benefits, pensions or annuities, now or hereafter imposed by the government of the United States or the government of any state which are measured by the wages, salaries or other remuneration paid to Consultant. Consultant understands and agrees that unless otherwise required by law, the Company will not withhold any federal or state income taxes or deduct any federal or state employment taxes from amounts paid to Consultant.
4.4Consultant shall not be entitled to reimbursement for any expenses (including general, administrative, or overhead expenses) in carrying out the Services, except as mutually agreed prior to the incurrence of such expenses.
5.Independent Contractor Relationship.
5.1Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant, nor shall this Agreement be construed to make the parties hereto partners, joint venturers, representatives or agents of each other, nor shall either party so represent to any third person. The parties hereunder are acting under this Agreement as independent contractors engaged in the operation of their respective businesses.
5.2Both parties acknowledge that Consultant is not an employee for state or federal tax, insurance or any other purposes. Consultant is solely responsible for any and all federal, state and local taxes applicable to the business of Consultant.
5.3Consultant acknowledges and agrees that he shall not have the right to participate as an employee in any Company welfare or retirement plans or programs of the Company (including medical insurance, life insurance, paid leave, vacation, sick leave, pension, profit sharing, disability, etc.).
6.Other Responsibilities and Covenants of Consultant.
6.1Consultant is not authorized to and shall not enter into any contracts on behalf of the Company without prior written approval from the Company. Consultant shall not represent or otherwise hold himself out as an employee of the Company.
6.2Consultant shall comply with all applicable federal, state and local laws, rules, regulations and statements of policy in connection with the performance of the Services (the foregoing, collectively, “Applicable Law”). Except where otherwise superseded by the provisions of this Agreement, Consultant shall follow the Policies and Procedures Manual (the “Manual”) of the Company to the extent applicable to the Services. Consultant confirms that he has received and carefully reviewed the Manual.
6.3Consultant represents and warrants that he is fully authorized to enter into and fully able to perform under this Agreement, and that he is not and will not in any way whatsoever be restricted or prohibited, contractually or otherwise, from entering into this Agreement and performing the Services.
7.Fines or Penalties; Indemnification
7.1If Consultant, through error, omission, intentional wrongdoing, willfulness, negligence or carelessness, fails to comply with any Applicable Law or procedures or policies established by the Company and such failure results or reasonably relates to any administrative charges, claims, fines or penalties assessed against the Company or any of its affiliates, then the Company shall have the option, in its sole discretion, to collect such charges, fines or penalties from Consultant in an amount not to exceed the Fee previously paid to Consultant.
7.2Consultant and the Company each agrees that upon termination, any and all outstanding obligations to the other party shall be immediately due and payable and that any debit balances shall be paid within thirty (30) days.
7.3Consultant will defend, indemnify and hold the Company, and its affiliates, employees and agents, harmless from all obligations, costs, fees, losses, liabilities, claims, judgments, actions, damages, fees and expenses (including attorney fees and expenses) including those at any time or from time to time paid, suffered, incurred or sustained by the Company which arise out of or are related to (a) any actions, omissions, statements or representations of Consultant (including any activity by Consultant outside the scope of the Services and any violation of Applicable Law), (b) Consultant’s breach of this Agreement, or (c) Consultant’s failure to pay applicable taxes or contributions.
8.Confidential Information.
8.1Consultant will be given access to, receive and be entrusted with confidential information presently owned or at any time in the future developed, by the Company or its affiliates, employees, agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain or is independently developed by Consultant without reference to the Confidential Material (collectively, the “Confidential Material”). All such Confidential Material is considered secret and is acknowledged by Consultant to be made available to Consultant in confidence. Except as necessary in the performance of Consultant’s duties under this Agreement, Consultant shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material unless such Confidential Material ceases (through no fault of Consultant) to be confidential because it has become part of the public domain. All Confidential Material shall be and remain the Company’s or its affiliates’ sole and exclusive property and shall be included in the Confidential Material except that which is otherwise part of the public domain or is independently developed by Consultant without reference to the Confidential Material. Upon termination of this Agreement, or whenever requested by the Company, Consultant shall promptly deliver to the Company any and all originals of the Confidential Material not previously delivered to the Company, and destroy any computerized, duplicated or copied records of the Company that Consultant has removed from the premises of the Company in any form that may be or at any previous time has been in the possession or under the control of Consultant or its Consultants or agents except as required pursuant to Applicable Law. In the event that any of the provision contained in this paragraph are violated, Consultant understands that he will be liable to the Company for any damage or injury, including attorneys’ fees, caused thereby and, in the event that damages are an inadequate remedy, the Company will be entitled to injunctive or other equitable relief.

8.2Consultant agrees that a monetary remedy for breach of this Section 8 may be inadequate and that the Company, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate court at its election.
9.Intellectual Property Rights (Work for Hire and Assignment). The Services provided by Consultant and Produced Materials (as defined below) for the benefit of the Company shall become the sole property of the Company and shall constitute “works made for hire” for the Company, as that phrase is defined in Sections 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code), and the Company shall be considered the author and shall be the copyright owner of the Produced Materials. If any of the Produced Materials do not qualify for treatment as “works made for hire” or if Consultant retains any interest in any components of the Produced Materials for any other reason, including any moral rights, Consultant hereby grants, assigns and transfers to the Company ownership of all right, title, and interest, including all United States and international copyrights and all other intellectual property rights in the Produced Materials, and all the rights of use, registration, and renewal with respect thereof which are intended to be conferred under this Agreement, free and clear of any and all claims for royalties or other compensation. “Produced Materials” means any invention, improvement, development, copyrightable matter, design, idea, materials or suggestion conceived, made, devised, developed or reduced to practice by Consultant for the benefit of the Company.
10.Non-Solicitation; Non-Disparagement.
10.1Consultant agrees that, during the Term, and for a period of twelve months immediately following the termination or expiration of this Agreement, he shall not directly or indirectly (a) solicit or induce any of the Company’s or its affiliates’ employees, contractors, consultants or vendors to leave their employment or engagement with the Company or its affiliates, or (b) make any disparaging public statement concerning the Company or any of its affiliates, or Consultant’s association with the Company, except as may be required by law.
10.2Consultant agrees that, during the Term and for a period of two years immediately following the termination or expiration of this Agreement, he shall not directly or indirectly induce, attempt to induce or knowingly encourage any Current Customer (as defined below) to divert any business or income from the Company or any of its affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates. “Current Customer” shall mean any individual or business firm that during the term is known by the Consultant to be (i) a current client or customer of the Company or any of its affiliates or (ii) is in discussions to engage with or by the Company or any of its affiliates for a specific project, regardless of whether such customer was generated, in part, by the efforts of Consultant. A Current Customer will be considered in discussion if communication on such matter has occurred in the preceding 6 months prior to termination or such longer time specifically directed by the Current Customer.
11.Miscellaneous.
11.1Termination. This Agreement may be terminated by: (a) mutual agreement, (b) by either party upon five (5) days prior written notice to the other party; (c) by the Company (i) immediately, upon the death or disability of Consultant; or (ii) after three (3) days prior written notice, if Consultant is terminated with Cause (as defined below); provided that Sections 4.2, 4.3, 4.4 and 5 and Sections 7 through 11 of this Agreement shall survive termination. Upon the termination of this Agreement with Cause, the independent contractor relationship shall terminate and neither the Company nor Consultant shall be under any obligation, either express or implied, to renew or extend this Agreement, or any portion thereof, for any additional term. In the event that Consultant is terminated without Cause, Consultant shall receive the Termination Payment (as defined below), payable no later than thirty (30) days after the termination date, subject to Consultant’s prior execution, delivery and non-revocation of a full general release in form and substance reasonably satisfactory to the Company. “Cause” shall mean (i) Consultant’s willful, intentional and continued substantial misconduct in the reasonable judgment of the Company; (ii) Consultant’s repeated, intentional gross negligence of duties or intentional gross failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate thereof in the reasonable judgment of the Company; (iii) Consultant’s gross material breach of any of the obligations contained herein; or (iv) the commission by Consultant of any intentional material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, in the reasonable judgment of the Company. “Termination Payment” shall be (i) a lump sum equal to the Fee due to Consultant for the remainder of the Term as if this Agreement was not terminated prior to the first anniversary of the date hereof, plus (ii) an amount equal to the fair value of the unvested Restricted Stock Units (“RSUs”) previously issued to Consultant and set forth on Exhibit B hereto, or in lieu thereof, at the Company’s option, the acceleration of vesting of such RSUs. In addition, in the event that this Agreement expires on the first anniversary of the Effective Date, the 6,153 RSUs previously granted to Consultant scheduled to vest on March 15, 2026 shall accelerate, or at the Company’s election, the Company shall pay to Consultant an amount equal to the fair value of such shares in lieu of vesting such RSUs.
11.2Notice. Any notice of communication given hereunder by either party to the other shall be mailed by express or certified mail to the address below, or to some other address for which notice has been given, or by confirmed email :
If to Consultant:    Kenny Young
            [Address]

If to the Company:    B. Riley Financial, Inc.
            11100 Santa Monica Blvd., Suite 800
            Los Angeles, CA 90025
Attention: Tom Kelleher (tkelleher.brileyfin.com)_
11.3Governing Law; Arbitration. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of California. Subject to Section 11.5, any dispute or claim arising out of, in connection with, or related to this Agreement shall be finally settled by binding arbitration in Los Angeles, California under the rules of JAMS, by one arbitrator appointed in accordance with such rules. Judgment upon an arbitration award may be entered in any court having competent jurisdiction and shall be binding, final and non-appealable. The prevailing party shall be entitled to reimbursement of all reasonable costs and expenses including, but not limited to, attorneys’ fees, expert witness fees, arbitration fees and travel expenses from the losing party.
11.4EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.5Injunctive Relief. Nothing contained in Section 11.3 shall prevent the Company from seeking and obtaining equitable relief in court, including appropriate injunctive relief, specific performance, extraordinary writs or other equitable relief if necessary to prevent actual or threatened irreparable harm. the Company’s election to seek such relief in court shall not constitute a waiver of arbitration pursuant to Section 11.3, but shall be used to preserve the status quo pending arbitration.
11.6Assignment. Consultant’s rights, duties and obligations hereunder are not assignable without the prior written approval of the Company, and any unapproved assignment shall be null and void. This Agreement constitutes a personal contract and Consultant shall not transfer or assign this Agreement, any part thereof or his rights, duties or obligations hereunder. the Company may assign or transfer this Agreement to its successor or any affiliate or in connection with a sale of the Company or change of control transaction.
11.7Waiver; Modification. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provision, right or privilege hereunder, unless in writing executed by the party making such waiver. This Agreement may only be modified or amended by a separate writing signed by both parties.
11.8Severability. If any term, clause, word, condition, provision or covenant in the Agreement or the application thereof or any portion thereof to any person or circumstance, shall be held invalid, void or unenforceable by a court or an arbitrator with a proper jurisdiction, the remainder of the term, clause, word, condition, provision or agreement and the application thereof shall remain in full force and effect, and the invalid, void or unenforceable term, clause, word, condition, provision or agreement shall be reformed to the extent possible in order to give its intended effect and meaning.
11.9Entire Agreement. This Agreement, including Exhibit A, as amended from time to time, constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof and supersedes any and all prior oral or written representations, conditions, understandings, negotiations or agreements between the parties regarding the subject matter hereof.
11.10Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The term “including” shall mean “including without limitation.” The neuter includes the feminine and masculine and the singular number includes the plural, and the word “person” includes corporation, partnership, firm, or association wherever the context so requires.
11.11Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.12Assistance. Each party agrees to execute any additional documents and perform additional acts reasonably necessary to effect and evidence the other party’s rights as set forth in this Agreement.
11.13No Third-Party Beneficiaries. Nothing in this Agreement is intended to, or shall create any third-party beneficiaries, whether intended or incidental, and neither party shall make representations to the contrary.
11.14Acknowledgement. Consultant acknowledges that he has been paid all earned wages, bonuses, compensation and payments due to him by the Company through the date preceding the Effective Date of this Agreement, and that no additional wages, bonuses, compensation or payments are owed to him for any period prior to the Effective Date.
11.15Time is of the Essence. Time is of the essence of this Agreement, and each covenant and term a condition hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Consulting Services Agreement to be executed as of the date first above written.

By:     _/s/ Kenny Young__________________
Kenny Young

B. Riley Financial, Inc.
By:     _/s/ Tom Kelleher__________________
Name: Tom Kelleher
    Title: Co-CEO

EXHIBIT A

Services

Consultant agrees to provide the following business advisory services to the Company and its affiliates with respect to the telecommunications industry as well as other industries upon request of the Company:

(a)Strategic Planning and Implementation, including assisting with long and short term business strategies, press releases, SEC periodic reports and other advisory support as needed or requested by Company management relating to market analysis, business modeling, technology adoption, compensation and retention plans;

(b)Leadership Development, including building and nurturing senior leadership teams with the ability to drive growth;

(c)Operational Efficiency, including improving operational processes to enhance efficiency and reduce costs;

(d)Mergers, Acquisitions and Divestitures, including identifying transactional opportunities, conducting and overseeing due diligence, integration planning, and assisting with transaction structuring and negotiations;

(e)Technology and Innovation, including advising on the adoption of new technologies and innovations to stay competitive;

(f)Regulatory Compliance and Risk and Litigation Management, including compliance with industry regulations and assistance with financial, legal and compliance risk management;

(g)Management Oversight and Assistance, including helping key members of management of the communications business segment on significant decisions, management personnel, bonus structures, financing and continuity to align such members of management with Company objectives; and

(h)Communications with Company Executives, including interfacing between the communications business segment and Company executives.
(i)

EXHIBIT B

Restricted Stock Units

Award Type	Grant Date	QTY - Granted	Vesting Date	# RSUs Vesting	Accrued Cash Div-Equivalent
RSU	5/24/2022	22,048	6/2/2025	7,349	$51,443
RSU	2/24/2023	18,459	3/15/2025	6,153	$30,765
RSU	2/24/2023	18,459	3/15/2026	6,153	$30,765
Total RSUs				19,655	$112,973